Exhibit 10.3

Form of Notice of Grant of Restricted Stock Unit Award	BROADCOM INC.
Under the Broadcom Inc.	1320 Ridder Park Drive
2012 Stock Incentive Plan	San Jose, CA 95131

GRANTEE NAME:	Grant Date:
GRANTEE ID: GRANT NUMBER:	Number of Restricted Stock Units:
On the grant date shown above, Broadcom Inc., a Delaware corporation (the “Company”), granted to the grantee identified above (“you” or the “Participant”) the number of restricted stock units shown above (the “RSUs” or “Restricted Stock Units”) under the Broadcom Inc. 2012 Stock Incentive Plan, as amended (the “Plan”). If and when it vests, each RSU entitles you to receive one share of the Company’s common stock (each, a “Share”).
Subject to the terms of the attached Restricted Stock Unit Award Agreement, the RSUs will vest as follows if you have not incurred a Termination of Services prior to the applicable time of vesting:

By accepting this award electronically through the Plan service provider’s online grant acceptance process:
(1) You agree that the RSUs are governed by this Notice of Grant and the attached Restricted Stock Unit Award Agreement (including Exhibits and Annexes thereto and together with the Notice of Grant, the “Agreement”) and the Plan.
(2) You have received, read and understand the Agreement, the Plan and the prospectus for the Plan.
(3) If you are an employee providing services in the U.S., you agree in Section 3.12 of the Agreement to the arbitration agreement contained in Exhibit B of the Agreement, which requires you to arbitrate most disputes with the Company or any subsidiary.
(4) You agree that the Company, in its sole discretion, may satisfy any withholding obligations in respect of the RSUs and any other restricted stock units, if any, granted to you prior to the Grant Date under the Plan or any other Company equity incentive plan (each, a “Prior Award”) in accordance with Section 2.6 of the Agreement by (i) withholding Shares otherwise issuable to you upon vesting of the RSUs or such Prior Award, (ii) instructing a broker on your behalf to sell Shares otherwise issuable to you upon vesting of the RSUs or such Prior Award and submit proceeds of such sale to the Company or (iii) using any other method permitted by Section 2.6 of the Agreement, the Plan or the equity incentive plan pursuant to which such Prior Award was granted.
(5) You agree to accept as binding all decisions or interpretations of the Plan Administrator or its delegate regarding any questions relating to the Plan or the Agreement, including, if you provide services outside the United States, the global provisions and any specific provisions for the country in which you provide services, attached to the Agreement as Exhibit A.
(6) You have read and agree to comply with the Company’s Insider Trading Compliance Policy and Procedures.
Capitalized terms not specifically defined in this Notice of Grant shall have the meanings specified in the Plan or the Agreement.
1

BROADCOM INC.
2012 STOCK INCENTIVE PLAN
FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT
Broadcom Inc., a Delaware corporation (the “Company”), pursuant to the Broadcom Inc. 2012 Stock Incentive Plan, as amended from time to time (the “Plan”), has granted to the grantee indicated in the attached Notice of Grant (the “Notice of Grant”) an award of restricted stock units (“Restricted Stock Units” or “RSUs”). The RSUs are subject to all of the terms and conditions set forth in this Restricted Stock Unit Award Agreement (including Exhibits and Annexes hereto and together with the Notice of Grant, the “Agreement”) and the Plan.
IF YOU ARE PROVIDING SERVICES TO THE COMPANY OR A SUBSIDIARY IN A COUNTRY OTHER THAN THE UNITED STATES, BY ACCEPTING THIS AWARD, (1) YOU ACKNOWLEDGE THE NECESSARY USE AND SHARING OF YOUR RELEVANT PERSONAL DATA AS SET FORTH IN THE APPLICABLE PROVISIONS IN EXHIBIT A, AND (2) IF YOU ARE IN A COUNTRY WHERE APPLICABLE LAW REQUIRES YOUR CONSENT FOR THE USE AND SHARING OF YOUR RELEVANT PERSONAL DATA AS SET FORTH IN THE APPLICABLE PROVISIONS IN EXHIBIT A, ACCEPTING THIS AWARD CONSTITUTES SUCH VALID CONSENT.
ARTICLE I
GENERAL
1.1Defined Terms. Capitalized terms not specifically defined in this Agreement shall have the meanings specified in the Plan or in the Notice of Grant, unless the context clearly requires otherwise.
(a)“Termination of Consultancy” shall mean the time when the engagement of Participant as a consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death, disability, or retirement, but excluding: (a) terminations where there is a simultaneous employment or continuing employment of Participant by the Company or any Subsidiary, and (b) terminations where there is a simultaneous re-establishment of a consulting relationship or continuing consulting relationship between Participant and the Company or any Subsidiary. The Plan Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.
(b)“Termination of Directorship” shall mean the time when Participant, if he or she is or becomes a non-employee director of the Board, ceases to be a director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to non-employee directors.
(c)“Termination of Employment” shall mean the time when the employee-employer relationship between Participant and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding: (a) terminations where there is a simultaneous reemployment or continuing employment of Participant by the Company or any Subsidiary, and (b) terminations where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between Participant and the Company or any Subsidiary. The Plan Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.
(d)“Termination of Services” shall mean Participant’s Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.
1.2General. Each Restricted Stock Unit represents the right to receive one Share if and when it vests. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind.
1.3Incorporation of Terms of Plan. RSUs are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II

GRANT OF RESTRICTED STOCK UNITS
2.1    Grant of RSUs. In consideration of your continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Notice of Grant (the “Grant Date”), the Company granted to you the number of RSUs set forth in the Notice of Grant.
2.2    Company’s Obligation to Pay. Unless and until the RSUs will have vested in the manner set forth in Article II hereof, you will have no right to payment of any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
2.3    Vesting Schedule. Subject to Sections 2.4 and 3.12, your RSUs will vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth in the Notice of Grant (the “Vesting Schedule”) as long as you have not had a Termination of Services prior to the vesting date for such portion. Unless otherwise determined by the Plan Administrator, employment or service for a portion, even a substantial portion, of any vesting period will not entitle you to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a Termination of Services as provided in Section 2.5 below or under the Plan.
2.4    Change in Control Treatment. In the event the successor corporation in a Change in Control refuses to assume, continue or substitute for the RSUs in accordance with Section VI.A of Article One of the Plan, the RSUs will vest as of immediately prior to such Change in Control.
2.5    Forfeiture, Termination and Cancellation upon Termination of Services. Upon your Termination of Services for any or no reason, any then-unvested RSUs (after giving effect to any accelerated vesting pursuant to Section 2.4) will be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and you, or your beneficiary or personal representative, as the case may be, shall have no further rights hereunder.

2.6    Payment after Vesting.
        (a)    On or before the tenth (10th) day following the vesting of any Restricted Stock Units pursuant to Section 2.3 or 2.4, the Company shall deliver to the Participant a number of Shares equal to the number of Restricted Stock Units that so vested, unless such Restricted Stock Units terminate prior to the given vesting date pursuant to Section 2.5. Notwithstanding the foregoing, in the event Shares cannot be issued because of the failure to meet one or more of the conditions set forth in Section 2.8(a), (b) or (c) hereof, then the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Plan Administrator determines that Shares can again be issued in accordance with Sections 2.8(a), (b) and (c) hereof. Notwithstanding any discretion in the Plan, the Notice of Grant or this Agreement to the contrary, upon vesting of the RSUs, Shares will be issued as set forth in this section. In no event will the RSUs be settled in cash.

    (b)     Notwithstanding anything to the contrary in this Agreement or the agreements evidencing any Prior Awards, the Company shall be entitled to require you to pay any sums required by applicable law to be withheld with respect to the RSUs, the issuance of Shares or with respect to any Prior Awards. Such payment shall be made in such form of consideration as determined by the Company in its sole discretion, including:
        (i)     Cash or check;
        (ii)    Surrender or withholding of Shares otherwise issuable under the RSUs or Prior Awards, as applicable, and having an aggregate fair market value on the date of delivery sufficient to meet the withholding obligation, as determined by the Company in its sole discretion;
        (iii)    Other property acceptable to the Company in its sole discretion (including cash resulting from a transaction (a “Sell to Cover”) in which the Company, on your behalf, instructs Fidelity Stock Plan Services, LLC or one of its affiliates or another agent selected by the Company (collectively, the “Agent”) to sell a number of Shares issued to you sufficient to meet the withholding obligation, as determined by the Company in its sole discretion, and to remit proceeds of such sale to the Company sufficient to satisfy the withholding obligation); or
        (iv)     By deduction from other compensation payable to you.
If the Company requires or permits a Sell to Cover:
        (A)     You hereby appoint the Agent as your agent and direct the Agent to (1) sell on the open market at the then prevailing market price(s), on your behalf, promptly after any RSUs (or Prior Awards) vest, such number of the Shares that are issued in respect of such RSUs (or subject to or issued in respect of such Prior Awards) as the Agent determines will generate sufficient proceeds to cover (x) any estimated tax, social insurance, payroll, fringe benefit or similar withholding obligations with respect to such vesting and (y) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto and (2) in the Company’s discretion, apply any remaining funds to your federal tax withholding or remit such remaining funds to you.
        (B)    You hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of Shares to be sold pursuant to subsection (A) above. You understand that to protect against declines in the market price of Shares, the Agent may determine to sell more than the minimum number of Shares needed to generate the required funds.
        (C)    You understand that the Agent may effect sales as provided in subsection (A) above in one or more sales and that the average price for executions resulting from bunched orders will be assigned to your account. In addition, you acknowledge that it may not be possible to sell Shares as provided in subsection (A) above due to (1) a legal or contractual restriction applicable to the Agent, (2) a market disruption, or (3) rules governing order execution priority on the national exchange where the Shares may be traded. In the event of the Agent’s inability to sell Shares, you will continue to be responsible for the timely payment to the Company and/or its affiliates of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in subsection (A) above.
        (D)     You acknowledge that, regardless of any other term or condition of this Section 2.6(b), neither the Company nor the Agent will have any liability to you for (1) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, (2) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, or (3) any claim relating to the timing of any Sell to Cover, the price at which Shares are sold in any Sell to Cover, or the timing of the delivery to you of any Shares following any Sell to Cover. Regardless of the Company’s or any Subsidiary’s actions in connection with tax withholding pursuant to this Agreement, you acknowledge that the ultimate responsibility for any and all tax-related items imposed on you in connection with any aspect of the RSUs (and any Prior Awards) and any Shares issued upon vesting of the RSUs (or subject to or issued in respect of your Prior Awards) is and remains your responsibility and liability. Except as expressly stated herein, neither the Company nor any Subsidiary makes any commitment to structure the RSUs (or any Prior Award) to reduce or eliminate your liability for tax-related items.
(E)    You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 2.6(b). The Agent is a third-party beneficiary of this Section 2.6(b).
This Section 2.6(b) shall survive termination of this Agreement until all tax withholding obligations arising in connection with this Award have been satisfied.
The Company shall not be obligated to deliver any Shares to you unless and until you have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes required to be withheld in connection with the grant, vesting or settlement of the RSUs.
    2.7    Rights as Stockholder. As a holder of RSUs you are not, and do not have any of the rights or privileges of, a stockholder of the Company, including, without limitation, any dividend rights or voting rights, in respect of the RSUs and any Shares issuable upon vesting or settlement thereof unless and until such Shares shall have been actually issued by the Company to you. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 3.2 of this Agreement.

    2.8    Conditions to Delivery of Shares. Subject to Section VII of Article Four of the Plan, the Shares deliverable hereunder, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares deliverable hereunder prior to fulfillment of all of the following conditions:

        (a)    The admission of such Shares to listing on all stock exchanges on which the Shares are then listed;

        (b)    The completion of any registration or other qualification of such Shares under any state, federal or foreign law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Plan Administrator shall, in its absolute discretion, deem necessary or advisable;

        (c)    The obtaining of any approval or other clearance from any state, federal or foreign governmental agency which the Plan Administrator shall, in its absolute discretion, determine to be necessary or advisable;

        (d)    The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 2.6 hereof; and

        (e)    The lapse of such reasonable period of time following the vesting of any Restricted Stock Units as the Plan Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE III
OTHER PROVISIONS
    3.1    Administration. The Plan Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Plan Administrator in good faith shall be final and binding upon you, the Company and all other interested persons. No member of the Plan Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.
3.2    Adjustments Upon Specified Events. In addition, upon the occurrence of certain events relating to the Shares contemplated by Section V.E or VI.A of Article One of the Plan (including, without limitation, an extraordinary cash dividend on such Shares), the Plan Administrator shall make such adjustments as the Plan Administrator deems appropriate in the number of Restricted Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Restricted Stock Units. You acknowledge that the RSUs are subject to modification and termination in certain events as provided in this Agreement and Articles One and Three of the Plan.
3.3    Grant is Not Transferable. Your RSUs may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the RSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the RSUs will terminate immediately and will become null and void.
    3.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at the Participant’s last address reflected on the Company’s records, including any email address. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice to the Company shall be deemed given when actually received. Any notice given by the Company shall be deemed given when sent via email or 5 U.S. business days after mailing.

3.5    Titles. Titles provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.6    Governing Law; Severability. The laws of the State of California shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
    3.7    Conformity to Securities Laws. You acknowledge that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state and foreign securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
3.8    Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Plan Administrator or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without your prior written consent.
    3.9    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.3 hereof, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns.
    3.10    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if you are subject to Section 16 of the Exchange Act, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by and necessary to comply with applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
    3.11    Not a Contract of Employment. Nothing in this Agreement or in the Plan shall be interpreted as forming an employment or service contract with the Company or any Parent or Subsidiary or as conferring upon you any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.
    3.12    Dispute Resolution. By accepting the RSUs, if you are an employee providing services in the U.S., you agree to the provisions of, and to be bound by, the Broadcom Inc. Employment Arbitration Agreement attached as Exhibit B hereto (the “Arbitration Agreement”). In the event you violate the Arbitration Agreement, any unvested RSUs will thereupon be cancelled for no consideration.
    3.13    Entire Agreement. The Plan, the Notice of Grant and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

    3.14    Section 409A. The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan or this Agreement, if at any time the Plan Administrator determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Plan Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Plan Administrator determines are necessary or appropriate either for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
    3.15    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to RSUs, as and when payable hereunder.
3.16 Additional Terms for Participants Providing Services Outside the United States. To the extent you provide services to the Company or a Subsidiary in a country other than the United States, the RSUs shall be subject to such additional or substitute terms as shall be set forth for such country in Exhibit A attached hereto. If you relocate to one of the countries included in Exhibit A during the life of the RSUs, Exhibit A, including the provisions for such country, shall apply to you and the RSUs, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan. In addition, the Company reserves the right to impose other requirements on the RSUs and the Shares issued upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

* * * * *

EXHIBIT A

ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO PARTICIPANTS
PROVIDING SERVICES OUTSIDE THE UNITED STATES
A - 1

EXHIBIT B

BROADCOM INC. EMPLOYMENT ARBITRATION AGREEMENT

Broadcom Inc., together with all direct and indirect subsidiaries of Broadcom Inc., including the Broadcom Inc. entity by which Participant is employed (collectively, the “Company”) has adopted this Employment Arbitration Agreement (the “Agreement”) to govern all disputes between the Company and Participant except for those excluded in Section 3 below.

1.General Intent of the Parties. It is the intent of the Company and the Participant that all disputes between the Company and Participant arising out of or relating to Covered Claims will, to the fullest extent permitted by law, be resolved by final and binding arbitration. The Company and Participant further intend and agree that this Agreement is expressly made for the benefit of the parties to this Agreement and each affiliate, subsidiary, sister company, parent, successor, and assign of the entities included within the definition of Company, and that each such Company entity other than Broadcom Inc. is an intended third party beneficiary of this Agreement, shall be entitled to the rights and benefits of the Agreement, and may enforce its provisions as if it were a party to the Agreement. This Agreement is governed by the Federal Arbitration Act (“FAA”), 9 U.S.C. §§ 1 et seq., and evidences a transaction involving interstate commerce.
2.Covered Claims. “Covered Claims” include any and all disputes, claims, or controversies between the Company and Participant (or between Participant and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) arising out of, relating to, or resulting from Participant’s employment, compensation (including equity awards or employment-related benefits), termination of employment, breach of this Agreement, or any other employment-related dispute. Covered Claims include, without limitation, contract claims, tort claims, common law claims and claims based on any federal, state or local law, statute, or regulation, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, and any other applicable federal or state law or regulation or local ordinance governing employment and compensation, but excluding Excluded Claims.
3.Excluded Claims. Excluded Claims are not subject to arbitration under this Agreement. “Excluded Claims” include (a) claims for unemployment, state disability insurance, and workers’ compensation benefits, (b) claims under the National Labor Relations Act, (c) administrative claims for unpaid wages or waiting time penalties before the California Division of Labor Standards Enforcement and any other administrative claims that an employee cannot, as a matter of law, be required to assert solely by arbitration; provided, however, that any appeal from an award or from denial of an award by any administrative agency with primary jurisdiction shall be arbitrated pursuant to the terms of this Agreement; and (d) to the extent Defense Federal Acquisition Regulation (DFARS) 252.222-7006 applies to the Company entity that employs Participant, any claims under Title VII of the Civil Rights Act of 1964, or any tort arising out of sexual harassment or sexual assault, including assault and battery, intentional infliction of emotional distress, false imprisonment, or negligent hiring, supervision, or retention, except that this exclusion shall not apply if the Secretary of Defense has waived the applicability of the restrictions of paragraph (b) of DFARS 252.222-7006 in accordance with DFAR Supplement 222.7404 or Participant’s employer is not a “Covered subcontractor” subject to DFAR

252.222-7006, unless the Participant further consents to arbitration after the time the dispute arises.
Notwithstanding any provisions of this Agreement, a claim may be brought before and remedies awarded by a federal, state or local administrative agency if applicable law permits the agency to prosecute or adjudicate the claim notwithstanding the existence of an agreement to arbitrate that is governed by the FAA. Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission, the U.S. Department of Labor, or the National Labor Relations Board. Nothing in this Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration.
4.Provisional Remedies. This Agreement does not limit the right of the Company or Participant to seek any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect the Company’s or Participant’s rights and interests pending the outcome of an arbitration, including but not limited to claims for violation of any non-disclosure or other agreement between Participant and the Company for the protection of confidential and proprietary information and trade secrets and/or invention assignment.
5.Arbitration. Participant and the Company agree that Covered Claims shall be resolved by final and binding arbitration pursuant to the FAA in the county in which the Participant currently works or last worked for the Company. The arbitration will be conducted by a single, neutral arbitrator in accordance with the JAMS (Judicial Arbitration and Mediation Service) Employment Arbitration Rules and Procedures, which can be found at www.jamsadr.com, or by any other arbitration provider mutually agreed by the Company and Participant. Notwithstanding any provision of the JAMS rules, any dispute over the formation, enforceability, applicability, validity, or severability of any provision of this Agreement shall be resolved by a court of competent jurisdiction, and not in arbitration, including but not limited to disputes involving Paragraph 3 or 9 of this Agreement.
The arbitrator will be selected in accordance with JAMS’s applicable arbitrator selection rules, or the selection rules of any other agreed arbitration provider. The Company and Participant shall be entitled to discovery that is appropriate under the circumstances or adequate for the prosecution or defense of Covered Claims and the arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
6.Enforcement. Either the Company or Participant may bring an action in court to compel arbitration under this Agreement, and to confirm, vacate, modify, or enforce an arbitration award, and shall be entitled to recover fees and costs pursuant to the applicable standard.
7.Governing Law. As the Company is engaged in interstate commerce, this Agreement shall be governed by and enforceable pursuant to the FAA and, to the extent not preempted by or inconsistent with the FAA, the arbitration act of the state in which Participant resides or last performed services for the Company, or a combination of the two. Other than with respect to disputes regarding the arbitrability of Covered Claims or the enforcement of this Agreement, both of which shall be governed exclusively by the FAA, the arbitrator shall apply the same substantive law to Covered Claims, with the same statutes of limitation and the same remedies, that would apply if the claims were brought in a court of law.
8.Costs of Arbitration. The Company shall pay all costs unique to arbitration, including without limitation arbitration administrative fees, arbitrator compensation and expenses, and costs of any witnesses called by the arbitrator (“Arbitration Costs”). Unless otherwise ordered by the arbitrator under applicable law, the Company and Participant shall each bear his, her or its own expenses, such as expert witness fees and attorneys’ fees and costs. Nothing herein shall prevent the Company or Participant from seeking a statutory or contractual award of reasonable attorneys’ fees and costs.
9.WAIVER OF RIGHT TO JURY TRIAL; CLASS AND COLLECTIVE ACTION WAIVER. The Company and Participant understand and agree that, to the maximum extent permitted by law, and notwithstanding any provision of the JAMS rules, this Agreement constitutes a waiver of their right to a trial by jury of any covered claims. Further, Company and Participant expressly intend and agree, except as otherwise required by applicable law, that: (a) class, collective and representative actions and procedures (including but not limited to actions brought on behalf of the state or others pursuant to the Private Attorneys’ General Act of 2004, California Labor Code Section 2698, or similar law), may not be asserted in any arbitration conducted pursuant to this Agreement; (b) neither party will assert, and each party hereby waives, its right to pursue or participate in class or collective action claims against the other in arbitration or any other forum, and, to the extent consistent with applicable law, to recover any money or thing of value from any such claim; (c) the parties shall only submit their own, individual claims in arbitration, will not seek to represent the interests of any other person, and the arbitrator shall have no jurisdiction or authority to compel any class, collective or representative claim, to consolidate different arbitration proceedings, or to join any other party to an arbitration between the company and participant; and (d) any representative action shall be brought only in court, and not in arbitration.
10.Confidentiality. Notwithstanding anything in this Arbitration Agreement or the JAMS Rules, and except when disclosure is prohibited by law, if the disputes subject to arbitration under this Agreement involve alleged acts of sexual assault, sexual harassment as defined under California Civil Code section 51.9, workplace sexual harassment, workplace sex discrimination, the failure to prevent acts of workplace sexual harassment or sex discrimination, or retaliation against a person for reporting sexual harassment or sex discrimination, the parties shall be free to disclose that they have a dispute, the nature of that dispute, and factual information regarding that dispute, all without regard to any confidentiality obligations created by this Agreement or the JAMS rules. Otherwise, all arbitration proceedings under this Agreement shall be private and confidential, except as prohibited by law or where disclosure is required by law or necessary to enforce an award issued by the arbitrator. The arbitrator shall maintain the confidentiality of the arbitration to the extent applicable law and this provision permit and shall have the authority to make appropriate rulings to safeguard that confidentiality.
11.At-Will Employment. Nothing in this Agreement is intended to or shall modify the at-will nature of employment at the Company.
12.Severability and Survival. If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.

The Company’s and Participant’s obligations under this Agreement shall survive the termination of the employment relationship.
13.Complete Agreement. This Agreement contains a full and complete statement of the agreements and understandings as between the Company and Participant regarding resolution of disputes between them, and supersedes and replaces all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this Agreement.
14.Opportunity to Consult with Counsel. PARTICIPANT ACKNOWLEDGES AND AGREES THAT PARTICIPANT WAS AFFORDED THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH LEGAL COUNSEL AND HAS EITHER TAKEN ADVANTAGE OF THAT OPPORTUNITY, OR VOLUNTARILY DECLINED TO DO SO.
B - 4